LICENSE AGREEMENT

        This License Agreement is made and entered into by and between BioMarin Pharmaceutical Inc., having its principal place of business at 371 Bel Marin Keys Boulevard, Suite 210, Novato, CA 94949 ("BioMarin") and W. R. Grace & Co., having its principal place of business at 7500 Grace Drive, Columbia, MD 21046 ("Grace"). Each of BioMarin and Grace may be referred to herein individually as a "Party" and collectively as the "Parties."

        WHEREAS, Grace owns certain Patent Rights and Related Technology, as defined below; and

        WHEREAS, BioMarin was previously granted an Option to acquire an exclusive worldwide license thereunder, in the Option Agreement dated May 1, 1998 between the Parties (“Option Agreement”); and

        WHEREAS, BioMarin has now exercised its Option for such exclusive license;

        NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, BioMarin and Grace hereby agree as follows:

ARTICLE I - DEFINITIONS

        1.01   “Affiliate” means any corporation or other business entity which directly or indirectly controls, is controlled by, or is under common control with one of the Parties hereto. “Controls” (including “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a corporation or other business entity, whether through the ownership of voting securities, by contract or otherwise.

        1.02  "Agreement" means this License Agreement.

        1.03   “ANS” or “Annual Net Sales” shall mean the total of the Net Sales Prices for all Licensed Products sold by BioMarin, BioMarin sublicensees and BioMarin distributors to third parties during a Contract Year.

        1.04  "BioMarin" shall mean BioMarin Pharmaceutical Inc., having a place of business at 371 Bel Marin Keys Boulevard, Suite 210, Novato, CA 94949.

        1.05   “Contract Year” shall mean each successive twelve (12) month period during the term of this Agreement beginning on the Effective Date or anniversaries thereof.

        1.06   “Earned Royalty” shall mean the royalties based on sales or transfers of Licensed Product to third parties, as specified in Paragraph 3.03.

        1.07  "Effective Date" shall mean January 1, 2001.

        1.08   “First Commercial Sale” shall mean the first sale for commercial purposes by BioMarin or a BioMarin sublicensee or a BioMarin distributor of a Licensed Product following approval by the Federal Food & Drug Administration (if in the United States) or other appropriate regulatory agency (if outside the United States). For the purpose of this definition, “commercial purposes” is not intended to mean or include sales or transfers made solely for research purposes or for clinical trial purposes (even if token remuneration is received) or for inventory purposes (consignment inventory or inventory sold to a distributor at below market prices but not yet sold to a third party).

        1.09  "Grace" shall mean W. R. Grace & Co., having its principal place of business at 7500 Grace Drive, Columbia, MD 21044, and Affiliates thereof.

        1.10  "License Maintenance Fee" shall mean the annual fee payable by BioMarin to Grace pursuant to Paragraph 3.01 for each Contract Year up to and including the Contract Year in which the First Commercial Sale is made.

        1.11   “Licensed Product” shall mean any product whose manufacture, use, offer for sale or sale would infringe a Valid Claim in the country for which such product is manufactured, used, offered for sale or sold.

        1.12   “Minimum Annual Royalty” shall mean the minimum royalty payable in each Contract Year following the First Commercial Sale of Licensed Product, as specified by Paragraph 3.02, in order for BioMarin to maintain its license in the event that Earned Royalties for that Contract Year are zero or less than the minimum.

        1.13   “Net Sales Price” means the sales price for Licensed Product sold by BioMarin or a BioMarin sublicensee or a BioMarin distributor to third parties, less (i) sales, excise, or use taxes separately stated on the face of the invoice, (ii) transportation or insurance charges separately stated and itemized on the face of the invoice, (iii) customs duties, and (iv) all return, trade and discount allowances or credits actually given.

        1.14  "Patent Rights" shall mean all subject matter claimed in the following:

        (a)   United States Patent Numbers 5,145,681 and 5,505,943 and any continuations, continuations-in-part, divisions and substitutions of any such patent and all renewals, reissues and extensions of any such patent; and

        (b)   Any foreign patents and/or applications that are counterparts of a patent described in subparagraph 1.14(a), including any patent or application filed by or on behalf of Grace that claims subject matter claimed in, or takes priority from, a patent described in Subparagraph 1.14(a). Such foreign patents and/or applications as of the Effective Date are listed in Appendix A, attached hereto and made a part of this Agreement.

        1.15   “Related Technology” shall mean any biological materials, and any research and development information, inventions, know-how, and all pre-clinical, clinical and other technical data, in each case, that were owned by Grace, or possessed by Grace with the right to provide to others, as of May 1, 1998, the effective date of the Option Agreement, which in each case relate to the practice of the Patent Rights. The Related Technology has already been provided to BioMarin.

        1.16   “Valid Claim” shall mean a claim of an issued patent included within the Patent Rights, which has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

ARTICLE II - LICENSE GRANT

        2.01   Subject to payment of the fees and royalties specified in Article III below, Grace hereby grants to BioMarin an exclusive, worldwide, royalty-bearing license under the Patent Rights and Related Technology, to make, use, offer to sell and sell Licensed Products, to practice any process, method or procedure of the Patent Rights and Related Technology and to otherwise exploit the Patent Rights and Related Technology.

        2.02   BioMarin’s license rights include the right to grant sublicenses to practice under the Patent Rights and Related Technology within the scope of BioMarin’s license rights, subject to the following:

        (a)  Any sublicense granted by BioMarin shall contain the following provisions:

          i.  confidentiality obligations as in Article IV;

          ii.  record and audit provisions as in Paragraph 2.04;

          iii.  an agreement by the sublicensee to cooperate with Grace and BioMarin in any actions pursuant to Paragraph 7.02 to prevent or eliminate infringement of any Patent Rights;

          iv.  compliance provisions as in Paragraphs 5.04, 5.05, and 10.04;

          v.  termination provisions as in Article VIII; and

          vi.  acknowledgment by the sublicensee that it is not acquiring any right, title or interest in or to the Patent Rights and Related Technology or any portion thereof, except as expressly permitted by Grace’s license to BioMarin in this Agreement, and that upon termination of this Agreement all rights thereby acquired by each sublicensee shall immediately and automatically extinguish.

        (b)   Practice of the Patent Rights and Related Technology by such BioMarin sublicensee(s) shall be subject to Earned Royalties as if practiced by BioMarin, and BioMarin shall pay Earned Royalties to Grace on behalf of its sublicensee(s) pursuant to Paragraphs 3.03 through 3.06.

         (c)  BioMarin shall promptly notify Grace of each sublicense granted.

         (d)  BioMarin and Grace shall share equally in any upfront or other fees paid by BioMarin's sublicensee(s) in respect of the sublicense(s); provided, however, that earned or running royalties paid by BioMarin’s sublicensee(s) based on sales of Licensed Product to third parties shall not be subject to the sharing provisions of this subparagraph.

        2.03   Related Technology used or useful in connection with BioMarin’s activities pursuant to this Agreement has previously been provided to BioMarin by Grace. Grace has previously supplied BioMarin, at no additional cost to BioMarin, with viable cultures of microorganisms capable of producing Vibriolysin. Grace has previously provided BioMarin, at no additional cost to BioMarin, with copies of all Grace patents within the Patent Rights. Grace is required to provide any additional Related Technology (as detailed in the Option Agreement) that might become known to Grace, but shall have no obligation to conduct any research with respect to the subject matter of the Patent Rights and Related Technology.

        2.04   BioMarin shall keep books of record sufficient to verify BioMarin’s compliance with the license provisions of this Article and to verify the accuracy and completeness of the accounting under Article III, and shall cause all its sublicensees to do the same. Such books of record shall be preserved for a period not less than six years after their creation. BioMarin agrees to take all reasonably necessary steps to make these books of record available for inspection and copying by Grace, or Grace’s designated representative, at Grace’s sole expense, upon reasonable notice and during normal business hours but not more than once during any twelve (12) month period during the term of this Agreement.

ARTICLE III - LICENSE MAINTENANCE FEES & ROYALTIES

        3.01   License Maintenance Fees - As partial consideration for the license rights granted herein, BioMarin shall pay an annual License Maintenance Fee of XXXX. The first License Maintenance Fee shall be due ten (10) days following the date of signature of the last Party to execute this Agreement. Subsequent annual License Maintenance Fee payments shall be due on the anniversaries of the Effective Date.

        3.02   Minimum Annual Royalty - A Minimum Annual Royalty payment of XXXX. The Minimum Annual Royalty paid for each Contract Year shall be applied as a credit against Earned Royalties payable in that Contract Year. There shall be no refund of any Minimum Annual Royalty and there shall be no carryover of Minimum Annual Royalty to any subsequent Contract Year.

        3.03   Earned Royalty - Subject to application of the royalty credit of Paragraph 3.02, an Earned Royalty shall be payable by BioMarin to Grace based on the cumulative Annual Net Sales (“ANS”) of Licensed Products for each Contract Year, based on the following rate schedule:

        Annual Net Sales ("ANS")                Royalty

        Through XXXXXXX                XXX of ANS

        Over XXXXXXX,                XXX of ANS XXXX
        through XXXXXXX                through XXXXX

        Over XXXXX                XXX of ANS over XXXXX

For example, if the cumulative ANS for a Contract Year is XXXXXX, the total Earned Royalty payable to Grace for that Contract Year would be:

        XXXXXX + XXXXXX + XXXXXX = XXXXXX.

        3.04  Earned Royalties shall be calculated and payable XXXXXXX. Subject to application of the royalty credit for Minimum Annual Royalty payments pursuant to Paragraph 3.02, payment of the amount of the calculated Earned Royalties shall be paid to Grace within sixty (60) days following the end of each calendar quarter. Notwithstanding the foregoing, in the event of any intellectual property claim, cause of action or litigation asserted against BioMarin as a result of its practice of the Patent Rights or Related Technology, BioMarin shall have the right to withhold XXXXXX of the Earned Royalties otherwise payable hereunder and to apply such withheld amounts against the costs and expenses incurred by BioMarin in connection with such claim, cause of action or litigation, until such time as the claim, cause of action or litigation has been fully and finally resolved, following which full payment of Earned Royalties would resume.

        3.05  A full accounting of the calculation of the Earned Royalties by BioMarin, including the country in which each Licensed Product was sold by or on behalf of BioMarin or its sublicensee(s), shall accompany each royalty payment, and such an accounting shall be delivered to Grace even if no Earned Royalties are payable for that quarter.

        3.06  All royalties due Grace by BioMarin under this Agreement (either minimum annual or earned royalties) shall be payable in U.S. dollars, with the rate of exchange for any non-U.S. currencies received for any sales being the exchange rate specified in the American edition of the Wall Street Journal. U.S.-dollar equivalence shall be calculated on a quarterly basis, using the average of the exchange rate on the first and last business day of the quarter for each of the currencies in which sales of Licensed Product(s) were made during the quarter.

ARTICLE IV - CONFIDENTIALITY

        4.01  During the Term of this Agreement and for a period of two (2) years thereafter, BioMarin and Grace each shall use their best efforts to protect the confidentiality of proprietary information provided to it by the other Party and identified in writing or orally as confidential and proprietary and shall not use such information except for the purposes of this Agreement. This obligation of confidentiality shall not apply to information which:

          (a)  is or becomes known publicly through no fault of the receiving Party;

          (b)  is obtained by the receiving Party from a third party entitled to disclose it;

          (c)  is already known to the receiving Party at the time of disclosure under this Agreement or under previous agreements between the Parties, including the Option Agreement; or

          (d)  is developed by the receiving Party independent of any disclosure made hereunder or under previous agreements between the Parties, including the Option Agreement, which can be demonstrated by written or other documentary evidence.

        4.02  The confidentiality obligations of this Article IV do not apply when such disclosure of information is required by law. Nothing in the confidentiality obligations of this Article IV shall be construed to prevent BioMarin from any sale or use of any Licensed Product.

ARTICLE V - REPRESENTATIONS, WARRANTIES, AND INDEMNIFICATION

        5.01  Grace represents and warrants that:

          (a)  Grace owns all rights, title and interest in and to the Patent Rights and Related Technology;

          (b)  As of the date of the Option Agreement (May 1, 1998), Grace was not aware of any patent or other intellectual property rights of third parties which would be infringed by practice of the Patent Rights or Related Technology;

          (c)  Grace has the right to enter into this Agreement, to fully comply with the terms and conditions of this Agreement and to grant to BioMarin the rights and licenses granted herein; and

          (d)  Grace has not executed any agreement or contract that is inconsistent with the rights and licenses granted hereunder.

          5.02  BioMarin represents and warrants that:

          (a)  BioMarin has the right to enter into this Agreement and to fully comply with the terms and conditions of this Agreement;

          (b)  BioMarin shall use its best efforts to commence clinical testing of Licensed Products after the Effective Date of this Agreement; and

          (c) BioMarin shall use its best efforts to obtain regulatory clearance for and to commercialize Licensed Product.

        5.03  Nothing in this Agreement shall be read or construed as:

          (a)  a warranty or representation as to the commercial utility of the Licensed Product or any product based on the Patent Rights or Related Technology;

          (b)  a warranty or representation that any pending application within the Patent Rights will mature into an issued patent;

          (c)   a warranty or representation as to the validity or scope of any Patent Rights; or

          (d)  a warranty or representation that anything made, used, or otherwise disposed of under this Agreement is or will be free from infringement of patents, copyrights or trademarks of third parties; or

          (e)  an obligation on the part of Grace to bring or prosecute actions or suits against third parties for infringement.

        5.04  As between Grace and BioMarin, BioMarin shall have sole control and responsibility for the manufacture, use and/or sale of Licensed Products. BioMarin shall bear the full responsibility for any liability to any customers and others for any Licensed Product made by or on behalf of BioMarin or any BioMarin sublicensee or any BioMarin distributor, and shall indemnify and hold Grace and its corporate Affiliates harmless from any judgment, claim, expense or liability arising out of the sale of Licensed Product(s) by or on behalf of BioMarin and/or any BioMarin sublicensee and/or any BioMarin distributor (including direct, consequential and punitive damages).

        5.05  BioMarin further warrants that any manufacture, use and/or sale of Licensed Product(s) by or on behalf of BioMarin or any BioMarin sublicensee shall be in substantial compliance with all material laws, regulations, and necessary governmental permits and approvals that are applicable.

ARTICLE VI - PATENT PROSECUTION & MAINTENANCE

        6.01  Grace shall use reasonable efforts to prosecute, as Grace sees fit, the pending patent applications within the Patent Rights, using counsel selected by Grace and with due consultation with BioMarin. Grace shall provide BioMarin with copies of all relevant documentation so that BioMarin may be informed and apprised of the continuing prosecution; BioMarin agrees to keep this documentation confidential. Grace shall use reasonable efforts, with due consideration to the stage of prosecution, to amend any patent application within the Patent Rights to include claims requested by BioMarin to protect the products contemplated by BioMarin to be sold hereunder.

        6.02  Grace agrees that no patent or pending patent application within the Patent Rights will be allowed to lapse or go abandoned without first offering such case(s) to BioMarin.

        6.03  BioMarin shall be responsible for all out-of-pocket costs and expenses in connection with the prosecution and maintenance of the Patent Rights following the Effective Date. Grace shall submit to BioMarin itemized invoices for such costs on a quarterly basis and BioMarin shall reimburse Grace for such expenses within sixty (60) days. BioMarin will have the right to request and receive from Grace an annual budget for patent prosecution and maintenance. BioMarin will have the right to review and negotiate this budget within the standard of reasonable pharmaceutical industry practice. This annual budget will not be exceeded by greater than five percent (5%) without prior consultation with and agreement of BioMarin.

ARTICLE VII - PATENT ENFORCEMENT AND THIRD PARTY PATENTS

        7.01  Grace intends to protect its interests in any Grace patents from infringement by third parties and to prosecute infringers or otherwise act to eliminate infringement when, in the sole judgement of Grace, such action is necessary, proper and justified.

        7.02  In the event BioMarin believes there is substantial infringement of any patent in the Patent Rights, which alleged infringement is to the material detriment of BioMarin, BioMarin shall notify Grace and supply such evidence as it has of the alleged infringement. Grace shall have the sole right and discretion with respect to preventing and/or causing the discontinuance of any infringement of Grace patents. BioMarin agrees that it will, at Grace's request and expense, furnish such reasonable assistance as may be required to assist in preventing or discontinuing any such infringement. In the event that Grace fails or refuses, within one hundred twenty (120) days after notice of any alleged infringement of the Patent Rights, to initiate proceedings to prevent and/or to take action to cause the discontinuance of such alleged infringement, BioMarin upon notice to Grace may at its option undertake any such legal proceedings at its own cost and expense, and BioMarin shall be solely entitled to all recoveries from such litigation. In any legal proceedings brought by BioMarin pursuant to this Paragraph, BioMarin agrees to keep Grace advised and informed, and Grace may be represented by counsel of its choice, at Grace's sole expense, acting in an advisory capacity. BioMarin may not enter into any settlement agreement adversely affecting the validity or enforceability of any of the Patent Rights without the express prior written approval of Grace.

ARTICLE VIII - TERM AND TERMINATION

        8.01  This Agreement shall become effective as of the Effective Date. Unless earlier terminated, the Agreement shall remain in full force and effect until the last to expire of the patents within the Patent Rights.

        8.02  Grace shall have the right to terminate this Agreement only in the event of material breach or default by BioMarin. It is understood and agreed that any breach or default in connection with the obligation to pay fees or royalties hereunder shall be deemed material. Termination under this Paragraph shall be automatically effective if such breach or default has not been cured (a) within thirty (30) calendar days after written notice of the breach to BioMarin if the claimed breach is a failure to pay any amount due and owing hereunder, or (b) within ninety (90) calendar days after written notice of the breach to BioMarin if the claimed breach is any other material default hereunder. Termination under this Paragraph shall automatically terminate any and all sublicenses granted hereunder by BioMarin.

        8.03  BioMarin shall have the right to terminate its license rights under this Agreement for any or no reason (i.e., arbitrarily), effective upon ninety (90) days notice in writing to Grace. BioMarin may so terminate with respect to the entire Agreement or with respect to one or more patent applications within the Patent Rights; provided, however, that in the latter case, there shall be no change in the royalty obligations under Article III. Termination of the entire Agreement under this Paragraph shall automatically terminate any and all sublicenses granted hereunder by BioMarin. Termination with respect to one or more patent applications within the Patent Rights shall automatically result in a similar termination of any and all sublicenses granted hereunder by BioMarin with respect to such patent application(s).

        8.04  For any quantity of Licensed Product which BioMarin or a BioMarin sublicensee has in its possession or is in the process of manufacturing at the time termination is effective under Paragraph 8.02 or 8.03, BioMarin may elect to have that quantity of the Licensed Product be subject to the terms of the license as if the Agreement had not been terminated and may sell or transfer such Licensed Product to third parties for a period of up to six (6) months, or may elect to have it destroyed or the manufacture thereof canceled.

        8.05  At Grace's option, BioMarin shall, upon termination of this Agreement, either return to Grace all confidential information received pursuant to this Agreement or the Option Agreement, or certify that such information has been destroyed. At BioMarin's option, Grace shall, upon termination of this Agreement, either return to BioMarin all confidential information received pursuant to this agreement or the Option Agreement, or certify that such information has been destroyed. Notwithstanding the preceding, each Party would be permitted to retain one copy of the confidential information, solely for record purposes.

        8.06  Expiration or termination of this Agreement shall not discharge, affect or modify any rights or obligations which accrue or are incurred prior to the date of expiration or termination. For example, there shall be no refund or credit of any fees or royalties paid or accrued prior to the date expiration or termination is effective.

        8.07  Sections 2.04, 3.03 (to the extent provided in Paragraph 8.04), 3.04, 3.05, 3.06, and 4.2, and Articles I, IV, and VIII to X shall survive any expiration or termination of this Agreement.

ARTICLE IX - ASSIGNABILITY

        9.01  Neither this Agreement nor the rights and obligations of either Party hereunder shall be assigned without the prior written consent of the other Party; provided, however, that such consent will not be unreasonably withheld for companies within the biopharmaceutical or healthcare industries that are equal to or exceed the commercial capabilities and financial resources of BioMarin at the time of execution of this Agreement. Notwithstanding the foregoing, either Party may freely assign this Agreement to any affiliate or to a successor of the entire business to which this Agreement relates.

        9.02  All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the Parties hereto and their respective successors.

ARTICLE X - MISCELLANEOUS

        10.01  This Agreement shall be construed and interpreted, and the rights and obligations of the Parties shall be determined, in accordance with the laws of the State of California, without regard to the conflicts of laws principles thereof.

        10.02  Dispute resolution - In the event of any controversy or claim arising out of or relating to any provisions of this Agreement or the breach thereof, the Parties shall try to settle those conflicts amicably between themselves. Should they fail to agree, the matter in dispute shall be settled through arbitration conducted by and in accordance with the rules of the American Arbitration Association ("AAA"), except as modified by this Paragraph 10.02. Either Party may furnish the other Party with a dated, written notice (the "Arbitration Notice") indicating (i) intent to commence arbitration proceedings, (ii) the nature, with reasonable detail, of the dispute, and (iii) the remedy sought. Each arbitration shall be conducted by three arbitrators experienced in pharmaceutical licensing, consisting of one arbitrator chosen by each Party and the third arbitrator chosen by the first two. In the event that the first two arbitrators are not able to agree upon and chose a third arbitrator, the third arbitrator shall be appointed in accordance with the AAA rules. The arbitration decision shall be binding and not appealable to any court in any jurisdiction. The prevailing Party may enter the arbitration decision in any court having competent jurisdiction.

        10.03  No alteration or amendment of this Agreement shall be effective unless embodied in writing and executed by an authorized representative of each Party.

        10.04  Export Laws - BioMarin agrees to abide by any restrictions or conditions respecting the export or re-export of Grace information disclosed in connection with this Agreement which is subject to export control under the Export Administration Regulations of the United States Department of Commerce, or export control regulations of other United States Government agencies including the Department of State and Department of Treasury. BioMarin agrees that it will not export such information, or the direct product thereof, directly or indirectly, to any countries to which such export is now or hereafter becomes illegal under any such regulations. Any breach of the terms of this paragraph by BioMarin shall constitute a material breach, entitling Grace to terminate pursuant to Paragraph 8.02. BioMarin further agrees to require all BioMarin sublicensees to abide by the provisions of this Paragraph.

        10.05  Notices - All notices required to be given under this Agreement, and the payment of required fees and royalties, shall be made by first class air mail or express courier addressed to the respective Party at the address below, or by telefax to the numbers listed below (for notices), or to such changed address or telefax number as a Party may designate in writing to the other Party. Such notice, if received, shall be deemed to have been received, if by first class mail, on the fifteen (15th) calendar day after posting; if by express courier, on the date of delivery by the courier; and if by telefax, upon transmission with electronic confirmation of receipt.

        If to Grace:    Attn:   Dr. Nils Friis
                        W.R. Grace & Co.
                        5400 Broken Sound Boulevard NW, Suite 300
                        Boca Raton FL  33487-2702

                        Telefax #:  (561) 362-1323

        with a copy to: Attn:  Chief Patent Counsel
                        W.R. Grace & Co.
                        7500 Grace Drive
                        Columbia MD  21044

                        Telefax #:  (410) 531-4195

        If to BioMarin: Attn:  William Anderson, Cheif Operating and Financial Officer
                        BioMarin Pharmaceutical Inc., Suite 210
                        371 Bel Marin Keys Boulevard, Suite 210
                        Novato, CA  94949

                        Telefax #:  (415) 382-7889

        10.06  Force Majeure - Each Party shall be excused from the performance of its obligations hereunder in the event that such performance is prevented by force majeure, provided that each Party so affected shall use commercially reasonable efforts to alleviate the force majeure condition or to complete such performance by other means. For the purpose of this Agreement, force majeure is defined as an event beyond the control of the Parties and independent from their will, including (but not limited to) strikes or other labor trouble, war, insurrection, fire, flood, explosion, discontinuity in the supply of power or other critical components, court order or governmental interference and acts of God.

        10.07  The Parties to this Agreement are independent contractors and not joint venturers or partners, and no agency, partnership, or power to obligate the other Party is created by this Agreement.

        10.08  If any of the provisions of this Agreement are or become in conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the Parties or the subject matter, those provisions shall be deleted and the remaining terms and conditions of this Agreement shall remain in full force and effect.

        10.09  This Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof and supersedes and previous understandings and agreements, written or oral, which between the Parties hereto may have reached with respect to the subject matter, including the Option Agreement.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement in duplicate originals.
BIOMARIN PHARMACEUTICAL INC.

By:    /s/ Raymond W. Anderson
       ------------------------------------
Name:  Raymond W. Anderson
Title: Chief Financial and Operating Officer
Date:  March 28, 2001

W. R. GRACE & CO.

By:    /s/ Kevin Coghlan
       -------------------------------------
Name:  Kevin Coghlan
Title: Vice President, Business Development
Date: March 26, 2001
Attachments: Appendix A - Patent Rights